UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                     FORM 8-K

                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                  May 30, 2000

                         Commission File Number: 0-13628
                        ---------------------------------

                             TRIDON ENTERPRISES, INC.
              (Exact name of registrant as specified in its charter)


               Colorado                                  13-3183646
               --------                                  ----------
      (State or other jurisdiction of                (I.R.S. employer
      incorporation or organization)              identification number)

             11601 Wilshire Blvd., Suite 2040 Los Angeles CA. 90025
         (Address of principal executive offices)            (Zip code)

               Registrant's telephone number, including area code:
                                  (310) 726-3559

                     Name and Address for Agent of Service:
                        Warren Soloski, Esq.
                        11300 W. Olympic Blvd,   Suite 800
                        Los Angeles, CA  90064

                        (310) 477-9742

ITEM 5.  OTHER EVENTS.

     On August 2, 1999, Tridon Enterprises, Inc. (the "Company") entered into an agreement of reorganization with Satellite Link Communications, Inc., a California Corporation. On May 30, 2000, prior to the effective date of the agreement, management of Satellite Link Communications, Inc. requested a release from the agreement due to internal management disputes interfering with Satellite Link Communications' ability to execute its business plan. On June 1, 2000, the Board of Directors of Tridon Enterprises, Inc. accepted Satellite Link Communications, Inc. request and granted a release from the agreement of reorganization dated August 2, 1999.

     On June 6, 2000, the Company entered into an agreement of reorganization with BzAds.com, Inc. ("BzAds"), a Delaware Corporation. To accomplish the acquisition, the Company intends to issue shares of its voting common stock to the shareholders of BzAds in exchange of all of the issued and outstanding shares of common stock of BzAds. BzAds shall receive that number of shares of common stock of the Company following the merger that will result in BzAds owning ninety five percent (95%) of the issued and outstanding shares of the Company following the acquisition.

     As of the date of this filing, the authorized capitalization of the Company consists of 100,000,000 shares of Common Stock, with a par value of $.001 per share and there are 78,894,734 shares issued and outstanding. The Company also has 20,000,000 shares of Convertible Preferred Stock, with a par value of $.001 per share, of which 63,300 shares are issued and outstanding as of this date of this filing.

     The Reorganization Agreement requires that the Company cause a 1 for 40 reverse stock split to occur prior to the Closing and that the Shareholders approve the same at the next annual meeting which is scheduled for July 31, 2000. To that end, the company is presently preparing a proxy statement for delivery to shareholders of record following receipt of approval of the same from the Commission. Following the acquisition, the Company shall have approximately forty million shares of common stock outstanding of which approximately two million shall be owned by shareholders of record as of the date of the receipt of shareholder approval of the proposed acquisition.

     Following the completion of the acquisition, BzAds shall become a wholly-owned subsidiary of the Company and BzAds shall continue to operate as a separate legal entity. BzAds shall take such steps, in cooperation with the Company, as may be reasonably required to effectuate the acquisition, including the filing of all required documents. Following the consummation of the acquisition, the Officers and the Directors of the Company shall be reconstituted and those individuals not remaining shall resign and shall tender their written resignations to the Company. Following the receipt of shareholder approval of the acquisition, the shareholders of the Company shall elect a new board of directors. This is scheduled for the next shareholder meeting and shall be included in the proxy materials the Company will file shortly with the Commission.

     The proposed acquisition is subject to certain condition precedents and the completion of certain items of due diligence as between the Company and BzAds. To accomplish, the Company and BzAds will permit their authorized representatives to have full access to the premises and books, files and records of each other at any reasonable time and in any reasonable manner, and will furnish each other at such time such financial and operating data and other information with respect to its business and properties as each shall reasonably request so that the due diligence and pre-acquisition contingencies can be completed.

     The Company and BzAds will each be required to provide appropriate opinions of counsel with respect to the acquisition and the transfers contemplated in connection therewith. To that end, counsel to the Company and counsel to BzAds have prepared a definitive agreement which was executed by the Company and BzAds on June 6, 2000.

     The Company anticipates the completion of the acquisition with BzAds to be completed on or before July 31, 2000. However, both the Company and BzAds have agreed that this date may be extended by mutual consent of parties.

     A true and correct copy of the Reorganization Agreement is filed by Registrant in this Form 8-K filing.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (b)  There is attached hereto the following exhibits:

Exhibit
   No.                 Description
-------                -----------
  2.1     Agreement of Reorganization with BzAds.com, Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TRIDON ENTERPRISES, INC.


DATED:  June 6, 2000          By:  /s/ Kevin Welch
                                   -------------------------
                                  KEVIN WELCH
                                  ACTING CHIEF EXECUTIVE OFFICER

                             FORM 8-K CURRENT REPORT

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Current Report pursuant to
Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit
   No.                 Description
-------                -----------
  2.1     Agreement of Reorganization with BzAds.com, Inc.